Exhibit 99.1

Worldspan and WS Financing Corp. Extend

Expiration Date to Exchange Senior Notes

ATLANTA, January 26, 2004—Worldspan, L.P. and WS Financing Corp. announced today that they are extending until 5:00 p.m. EST, on January 30, 2004, the expiration date of the offer by Worldspan and WS Financing to issue their new 9-5/8% Senior Notes due 2011 in exchange for a like principal amount of their 9-5/8% Senior Notes due 2011.  As of 5:00 p.m. EST, on January 23, 2004, which was the original expiration date for the exchange offer, holders of approximately 98.6% of the outstanding 9-5/8% Senior Notes had tendered for exchange.

The exchange offer is subject to the terms and conditions of a Prospectus dated December 22, 2003.  This announcement amends and supplements the Prospectus and the related letter of transmittal and notice of guaranteed delivery with respect to the matter described above.  All other terms and conditions of the Prospectus and the related letter of transmittal and notice of guaranteed delivery remain in full force and effect.

Worldspan is a leader in travel technology resources for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing fast, flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base. The company offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with best-in-class technology like Worldspan Go!® and Worldspan Trip Manager®. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at www.worldspan.com.

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CONTACT: Patricia Cooledge, Worldspan, 770-563-7885, email:
patricia.cooledge@worldspan.com